UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2014 (January 7, 2014)

BARNES & NOBLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2014, Barnes & Noble, Inc. (the “Company”) issued a press release announcing the appointment of Michael P. Huseby as Chief Executive Officer, effective immediately (the “Press Release”). Mr. Huseby was also elected to serve on the Company’s Board of Directors. Mr. Huseby joined Barnes & Noble as Chief Financial Officer in March 2012, and led the Company’s financial organization until his appointment as President in July 2013. Prior to joining Barnes & Noble, he had a distinguished career in the media communications industry having served as Executive Vice President and Chief Financial Officer of Cablevision Systems Corporation, a leading telecommunications and media company, from 2004 until June 2011. He also served on Cablevision’s Board of Directors in 2000-2001. Mr. Huseby also served in leadership positions at Charter Communications, Inc., the fourth largest cable operator in the U.S., as well as AT&T Broadband, a provider of cable television services that was sold to Comcast Corporation in 2002. In addition, Mr. Huseby spent 23 years at Arthur Andersen as a Global Equity Partner. A copy of the Press Release is attached hereto as Exhibit 99.1.

Employment Agreement with Michael P. Huseby

Effective on January 7, 2014 (the “Effective Date”), the Company entered into an amended and restated employment agreement with Michael P. Huseby (the “Restated Agreement”), pursuant to which he will serve as the Chief Executive Officer of the Company. Mr. Huseby was previously employed with the Company pursuant to an employment agreement, dated as of March 19, 2012 (the “Prior Agreement”). The Restated Agreement supersedes and amends and restates the Prior Agreement. The term of the Restated Agreement will be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date, and the term will automatically renew for additional periods of one year, unless either party gives the other party 90 days’ written notice.

Pursuant to the Restated Agreement, Mr. Huseby agrees to serve as the Company’s Chief Executive Officer, reporting directly to the Company’s Board of Directors, and will be nominated for election to the Company’s Board of Directors or elected to the Company’s Board of Directors if there is an earlier vacancy (and will be re-nominated at the expiration of each term of office as a member of the Company’s Board of Directors). Mr. Huseby will be entitled to an annual base salary of $1,200,000, or such higher amount as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”). In addition, Mr. Huseby will be entitled to participate in the Company’s Executive Performance Plan, with a target bonus amount of not less than 200% of his annual base salary, and will also be eligible for grants of equity-based awards under the Company’s Amended and Restated 2009 Incentive Plan, as determined by the Committee. Mr. Huseby will also receive any benefits to which he is entitled under the employee benefits plans that the Company provides for its employees and executive officers generally, as well as certain other benefits.

The Restated Agreement also provides for a grant of 450,000 shares of restricted stock units of the Company, which will vest in three equal annual installments, with one-third vesting on October 1, 2014, one-third vesting on October 1, 2015 and one-third vesting on October 1, 2016. Notwithstanding the foregoing, these restricted stock units will vest immediately in the event that, during the term of the Restated Agreement, there is a “change in control” or he is terminated by the Company without “cause” or he terminates for “good reason”.

Mr. Huseby is an “at will” employee and will not be entitled to any severance benefits pursuant to the Restated Agreement, except in the following circumstances. In the event that his employment is terminated by the Company without “cause” or he terminates for “good reason”, subject to the execution of a release of claims against the Company, Mr. Huseby will be entitled to an amount equal to two times the sum of Mr. Huseby’s annual base salary, average bonus and benefits costs. If, upon a “change in control”, such a termination of employment occurs during the greater of two years following the “change in control” and the remainder of the term of the Restated Agreement, Mr. Huseby will be entitled to an amount equal to three times the sum described above. Notwithstanding the foregoing, such severance payments in connection with a “change in control” will be reduced if a reduction would result in Mr. Huseby retaining a greater net-after tax amount following the application of Section 280G of the Code. In the event that his employment is terminated due to death or “disability” or upon non-renewal of the Restated Agreement by the Company, subject to the execution of a release of claims against the Company in the case of non-renewal, Mr. Huseby will be entitled to payment of a prorated bonus based on actual performance and prorata vesting of outstanding equity awards for the year in which such termination or non-renewal occurs.

The Restated Agreement provides that Mr. Huseby will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement. The non-competition and non-solicitation covenants apply during the term of the Restated Agreement and for the two-year period following termination of employment, and the confidentiality and non-disparagement covenants apply during the term of the Restated Agreement and at all times thereafter.

The foregoing description of the Restated Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Restated Agreement filed as Exhibit 10.1 to this report and incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Employment Agreement, dated January 7, 2014, between Barnes & Noble, Inc. and Michael P. Huseby.

99.1	Press Release of Barnes & Noble, Inc., dated January 8, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: January 8, 2014	By:	/s/ Allen W. Lindstrom
Name: Allen W. Lindstrom
Title: Chief Financial Officer

Barnes & Noble, Inc.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated January 7, 2014, between Barnes & Noble, Inc. and Michael P. Huseby.

99.1	Press Release of Barnes & Noble, Inc., dated January 8, 2014